Exhibit 99.1

Updated Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Note:    The information contained in this Item has been updated for the classification error as further detailed in the Current Report on Form 8-K filed herewith. This item has not been updated for any other changes since the filing of the 2016 Form 10-K/A. For significant developments since the filing of the 2016 Form 10-K/A, refer to our filings with the SEC.

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report.  Throughout the following sections, the “Company” refers to 1st Constitution Bancorp and, as the context requires, its wholly-owned subsidiary, 1st Constitution Bank (the “Bank”) and the Bank’s wholly-owned subsidiaries as of December 31, 2016, which were 1st Constitution Investment Company of New Jersey, Inc., FCB Assets Holdings, Inc.,  204 South Newman Street Corp. and 249 New York Avenue, LLC. 1st Constitution Capital Trust II (“Trust II”), a subsidiary of the Company as of December 31, 2016, is not included in the Company’s consolidated financial statements as it is a variable interest entity and the Company is not the primary beneficiary.  The purpose of this discussion and analysis is to assist in the understanding and evaluation of the Company’s financial condition, changes in financial condition and results of operations.

Critical Accounting Policies and Estimates

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").  The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  Note 1 to the Company’s Consolidated Financial Statements for the year ended December 31, 2016 contains a summary of the Company’s significant accounting policies.

Management believes the Company’s policies with respect to the methodologies for the determination of the allowance for loan losses and for determining other-than-temporary security impairment involve a higher degree of complexity and requires management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations.  These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.  The provision for loan losses is based upon management’s evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions.  Although management uses the best information available to it, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses.  Such agencies may require the Company to make additional provisions for loan losses based upon information available to them at the time of their examination.  Furthermore, the majority of the Company’s loans are secured by real estate in the State of New Jersey.  Accordingly, the collectability of a substantial portion of the carrying value of the Company’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or should the New Jersey market area experience an adverse economic shock.  Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Company’s control.

Real estate acquired through foreclosure, or a deed-in-lieu of foreclosure is recorded at fair value less estimated selling costs at the date of acquisition or transfer, and subsequently at the lower of its new cost or fair value less estimated selling costs.  Adjustments to the carrying value at the date of acquisition or transfer are charged to the allowance for loan losses. The carrying value of the individual properties is subsequently adjusted to the extent it exceeds estimated fair value less estimated selling costs, at which time a provision for losses on such real estate is charged to operations.  Appraisals are critical in determining the fair value of the other real estate owned amount.  Assumptions for appraisals are instrumental in determining the value of properties.  Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property.  The assumptions supporting such appraisals are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable.

Management utilizes various inputs to determine the fair value of its investment portfolio. To the extent they exist, unadjusted quoted market prices in active markets for identical investments (level 1) or quoted prices on similar assets (level 2) are utilized to determine the fair value of each investment in the portfolio.  In the absence of quoted prices, valuation techniques would be used to determine fair value of any investments that require inputs that are both significant to the fair value measurement and unobservable (level 3).  Valuation techniques are based on various assumptions, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, and liquidation values. A significant degree of judgment is involved in valuing investments using level 3 inputs.  The use of different assumptions could have a positive or negative effect on the Company's consolidated financial condition or results of operations.

Management must periodically evaluate if unrealized losses (as determined based on the securities valuation methodologies discussed above) on individual securities classified as held to maturity or available for sale in the investment portfolio are considered to be other-than-temporary.  The analysis of other-than-temporary impairment requires the use of various assumptions, including, but not limited to, the length of time an investment’s book value is greater than fair value, the severity of the investment’s decline, as well as any credit deterioration of the investment.  If the decline in value of an investment is deemed to be other-than-temporary, the investment is written down to fair value and a non-cash impairment charge is recognized in the period of such evaluation.

The Company records income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities: (i) are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns; (ii) are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases; and (iii) are measured using enacted tax rates expected to apply in the years when those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period of enactment.

Deferred tax assets are recorded on the consolidated balance sheet at net realizable value. The Company periodically performs an assessment to evaluate the amount of deferred tax assets it is more likely than not to realize. Realization of deferred tax assets is dependent upon the amount of taxable income expected in future periods, as tax benefits require taxable income to be realized. If a valuation allowance is required, the deferred tax asset on the consolidated balance sheet is reduced via a corresponding income tax expense in the consolidated statement of income.

Results of Operations

Summary

The Company reported net income of $9.3 million or $1.14 per diluted share for the year ended December 31, 2016 compared to net income of $8.7 million or $1.07 per diluted share for the year ended December 31, 2015.  Net income per diluted share increased 6.5% due to a $621,000, or 7.2%, increase in net income.

The increase in net income for 2016 compared to 2015 was due primarily to the reduction of $1.4 million in the provision for loan losses and a $422,000 increase in non-interest income to $6.9 million, which were partially offset by a decrease of $789,000 in net interest income. Net interest income declined primarily due to the effect of the contraction of the net interest spread to 3.49% for 2016 from 3.72% in 2015, which more than offset the interest income generated from the increase in average earning assets in 2016. As a result, the net interest margin declined to 3.71% for 2016 from 3.91% for 2015.

A credit (negative) provision for loan losses of $300,000 was recorded in 2016 compared to a provision for loan losses of $1.1 million in 2015 and reflected net recoveries of loans previously charged-off of $234,000 in 2016 compared to net charge-offs of $465,000 in 2015 and lower historical loan loss factors due to the improvement in loan credit quality, the resolution of non-performing loans and the significant reduction of net charge-offs of commercial business and commercial real estate loans in 2016 and 2015.

Non-interest income was $6.9 million for 2016 compared to $6.5 million in the prior year and increased primarily due to the $692,000 loss on the sale of OREO that was included in other income in 2015. Excluding the effect of this loss, non-interest income in 2016 declined $270,000 compared to 2015.

Non-interest expenses decreased $149,000 to $27.3 million in 2016 compared to $27.4 million in 2015. An increase of $954,000 in salary and benefits expense in 2016 compared to 2015 was offset by decreases in OREO expense, FDIC insurance expense, occupancy expense and other operating expenses.

Return on average assets (“ROAA”) and return on average equity (“ROAE”) were 0.93% and 9.21%, respectively, for the year ended December 31, 2016, compared to 0.89% and 9.49%, respectively, for the year ended December 31, 2015.

The Bank’s results of operations depend primarily on net interest income, which is primarily affected by the market interest rate environment, the shape of the U.S. Treasury yield curve, and the difference between the yield on interest-earning assets and the rate paid on interest-bearing liabilities.  Other factors that may affect the Bank’s operating results are general and local economic and competitive conditions, government policies and actions of regulatory authorities.

Net Interest Income

Net interest income, the Company’s largest and most significant component of operating income, is the difference between interest and fees earned on loans and other earning assets and interest paid on deposits and borrowed funds.  This component represented 83% and 84% of the Company’s net revenues (net interest income plus non-interest income) for the years ended December 31, 2016 and December 31, 2015, respectively.  Net interest income also depends upon the relative amount of average interest earning assets, average interest-bearing liabilities, and the interest rate earned or paid on them, respectively.

For the year ended December 31, 2016, the Company's net interest income decreased by $789,000, or 2.3%, to $34.0 million compared to $34.8 million for the year ended December 31, 2015. This decrease was due primarily to the decrease in the average yield on interest-earning assets and an increase in interest expense on average interest-bearing liabilities.

Interest expense on average interest-bearing liabilities was $5.2 million, or 0.71%, for the year ended December 31, 2016 compared to $4.6 million, or 0.65%, for the year ended December 31, 2015. The increase of $522,000 in interest expense on interest-bearing liabilities for 2016 compared to 2015 primarily reflects higher short-term market interest rates and increased competition for deposits in 2016 compared to 2015. The Board of the Federal Reserve increased the targeted federal funds rate in December 2015 by 25 basis points, which impacted short-term market interest rates in 2016.

The lower yield on average interest-earning assets for 2016 reflected primarily the lower yield earned on loans and investments. The yield on loans and investments declined due to the continued low interest rate environment as new loans were originated and investment securities were purchased at yields lower than the average yield on loans and investments, respectively, in the prior year period.

The net interest margin for the year ended December 31, 2016 was 3.71% compared to the 3.91% net interest margin recorded for the year ended December 31, 2015, a decrease of 20 basis points. The decrease in the Company’s net interest income and net interest margin for the year ended December 31, 2016 compared with the corresponding 2015 period was primarily due to the decrease of 17 basis points in the average yield of interest-earning assets to 4.20% for the year ended December 31, 2016 compared to 4.37% for the year ended December 31, 2015 and the increase in the cost of average interest bearing liabilities to 0.71% for the year ended December 31, 2016 compared to 0.65% for the year ended December 31, 2015.

The following tables set forth the Company’s consolidated average balances of assets, liabilities and shareholders’ equity, as well as, interest income and expense on related items and the Company’s average yield or rate for the years ended December 31, 2016, 2015 and 2014, respectively.  The average rates are derived by dividing interest income and expense by the average balance of assets and liabilities, respectively.

Net Interest Margin Analysis

(yields on a tax-equivalent basis)	2016			2015			2014
(Dollars in thousands)	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Interest-Earning Deposits	$21,041	$88	0.42%	$23,131	$50	0.22%	$60,933	$150	0.25%
Investment Securities:
Taxable	143,461	3,268	2.28%	127,859	3,167	2.48%	168,992	4,022	2.38%
Tax-exempt (4)	81,570	3,075	3.77%	81,612	3,153	3.86%	87,455	3,419	3.91%
Total	225,031	6,343	2.82%	209,471	6,320	3.02%	256,447	7,441	2.90%
Loan Portfolio (1):
Construction	93,478	4,922	5.18%	95,627	5,414	5.58%	77,159	4,669	5.97%
Residential Real Estate	42,694	1,828	4.28%	43,048	1,796	4.17%	45,572	1,842	4.04%
Home Equity	23,250	938	4.03%	22,217	941	4.24%	22,070	1,124	5.09%
Commercial Business and Commercial Real Estate	302,172	16,140	5.25%	290,301	16,078	5.46%	271,888	15,416	5.59%
SBA Loans	21,508	1,264	5.88%	19,409	1,027	5.29%	13,971	693	4.96%
Mortgage Warehouse Lines	205,711	8,425	4.03%	203,074	8,549	4.15%	124,127	5,338	4.24%
Loans Held for Sale	7,256	176	2.43%	8,954	246	2.75%	7,017	291	4.15%
All Other Loans	2,367	51	2.12%	1,855	46	2.45%	1,575	33	2.07%
Total	698,436	33,744	4.76%	684,485	34,097	4.92%	563,379	29,406	5.16%
Total Interest-Earning Assets	944,508	40,175	4.20%	917,087	40,467	4.37%	880,759	36,997	4.16%

Allowance for Loan Losses	(7,538)			(7,484)			(7,487)
Cash and Due From Banks	5,120			6,272			14,620
Other Assets	59,679			62,149			57,689
Total Assets	$1,001,769			$978,024			$945,581

Liabilities and Shareholders' Equity:
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$301,086	$1,128	0.37%	$300,813	$1,013	0.34%	$286,235	$954	0.33%
Savings Accounts	206,069	1,208	0.59%	196,844	950	0.48%	199,078	904	0.45%
Certificates of Deposit under $100,000	62,858	617	0.98%	87,306	875	1.00%	70,574	910	1.29%
Certificates of Deposit of $100,000 and Over	89,220	1,091	1.22%	71,449	866	1.21%	98,891	1,031	1.04%
Other Borrowed Funds	48,448	687	1.42%	38,472	577	1.50%	23,724	515	2.18%
Trust Preferred Securities	18,557	427	2.30%	18,557	355	1.91%	18,557	344	1.90%
Total Interest-Bearing Liabilities	726,238	5,158	0.71%	713,441	4,636	0.65%	697,059	4,658	0.67%

Net Interest Spread (2)			3.49%			3.72%			3.49%
Demand Deposits	166,519			164,419			159,935
Other Liabilities	8,205			8,857			7,065
Total Liabilities	900,962			886,717			864,059
Shareholders' Equity	100,807			91,307			81,522
Total Liabilities and Shareholders' Equity	$1,001,769			$978,024			$945,581
Net Interest Income & Net Interest Margin (3) (4)		$35,017	3.71%		$35,831	3.91%		$32,339	3.67%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income. Please refer to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “Non-Performing Assets” for a discussion of the Bank’s policy with regard to non-accrual loans.

(2)	The net interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	Tax-equivalent basis. The tax-equivalent adjustments were $997,000 for the year ended December 31, 2016 and $1.0 million and $1.1 million for the years ended December 31, 2015 and 2014, respectively.

Changes in net interest income and net interest margin result from the interaction between the volume and composition of interest earning assets, interest bearing liabilities, related yields and associated funding costs.  The Rate/Volume Table demonstrates the impact on net interest income of changes in the volume of interest earning assets and interest bearing liabilities and changes in interest rates earned and paid.

Rate/Volume Table	Amount of Increase (Decrease)
(Dollars in thousands)	2016 versus 2015			2015 versus 2014
	Due to Change in:			Due to Change in:
(Tax-equivalent basis)	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Loans:
Construction	$(120)	$(372)	$(492)	$1,102	$(357)	$745
Residential Real Estate	(15)	47	32	(102)	56	(46)
Home Equity	44	(47)	(3)	7	(190)	(183)
Commercial Business and Commercial Real Estate	648	(586)	62	1,030	(368)	662
Mortgage Warehouse Lines	109	(233)	(124)	3,349	(138)	3,211
SBA Loans	111	126	237	270	64	334
Loans Held for Sale and All Other Loans	(34)	(31)	(65)	86	(118)	(32)
Total Loans	$743	$(1,096)	$(353)	$5,742	$(1,051)	$4,691
Investment Securities :
Taxable	$386	$(285)	$101	$(979)	$124	$(855)
Tax-exempt	(2)	(76)	(78)	(228)	(38)	(266)
Total Investment Securities	$384	$(361)	$23	$(1,207)	$86	$(1,121)
Federal Funds Sold / Short-Term Investments	(5)	43	38	(95)	(5)	(100)
Total Interest Income	$1,122	$(1,414)	$(292)	$4,440	$(970)	$3,470
Interest Expense :
Money Market and NOW Accounts	$1	$114	$115	$49	$10	$59
Savings Accounts	45	213	258	(10)	56	46
Certificates of Deposit under $100,000	(244)	(14)	(258)	216	(251)	(35)
Certificates of Deposit of $100,000 and Over	215	10	225	(286)	121	(165)
Other Borrowed Funds	150	(40)	110	321	(259)	62
Trust Preferred Securities	—	72	72	—	11	11
Total Interest Expense	$167	$355	$522	$290	$(312)	$(22)
Net Interest Income	$955	$(1,769)	$(814)	$4,150	$(658)	$3,492

As of December 31, 2016, loans were $724.8 million and had increased $42.7 million compared to $682.1 million at December 31, 2015. The primary driver of the 6.3% increase in loans during 2016 was the $35.1 million, or 17.0%, increase in commercial real estate loans to $242.4 million at December 31, 2016 from $207.3 million at December 31, 2015.

Average interest-earning assets increased by $27.4 million, or 3.0%, to $944.5 million for the year ended December 31, 2016 from $917.1 million for the year ended December 31, 2015.  Overall, the yield on interest-earning assets, on a tax-equivalent basis, decreased 17 basis points to 4.20% for the year ended December 31, 2016 compared to 4.37% for the year ended December 31, 2015 due primarily to the decrease in average loan yields to 4.76% from 4.92%.

Interest expense increased by $522,000, or 11.3%, to $5.2 million for the year ended December 31, 2016 from $4.6 million for the year ended December 31, 2015. This increase in interest expense was principally attributable to an increase in the cost of interest-bearing liabilities to 0.71% from 0.65% and an increase of $12.8 million in average interest-bearing liabilities.  Savings accounts increased on average by $9.2 million in 2016, or 4.7%, compared to 2015, and the cost on these deposits increased eleven basis points to 0.59% in 2016 compared to 0.48% in 2015.

The Company’s net interest income decreased on a tax-equivalent basis by $814,000, or 2.3%, to $35.0 million for the year ended December 31, 2016 from $35.8 million reported for the year ended December 31, 2015.  As indicated in the Rate/Volume Table, the decrease was driven primarily by the higher cost of interest-bearing liabilities, which reflected the higher short-term market interest rates and increased competition for deposits in 2016 compared to 2015.

Provision for Loan Losses

Management considers a complete review of the following specific factors in determining the provisions for loan losses: historical losses by loan category, non-accrual loans and problem loans as identified through internal classifications, collateral values, and the growth, size and risk elements of the loan portfolio. In addition to these factors, management takes into consideration current economic conditions and local real estate market conditions.

In general, over the last three years, the Bank experienced an improvement in loan credit quality and achieved a steady resolution of non-performing loans and assets related to the severe recession, which were reflected in the current lower level of non-performing loans at December 31, 2016. Net charge-offs of commercial business and commercial real estate loans in 2016 and 2015 declined significantly compared to prior years, which resulted in a reduction of the historical loss factors for these segments of the loan portfolio that were applied by management to estimate the allowance for loan losses at December 31, 2016. For 2016, net recoveries of $234,000 of loans previously charged-off were recorded. The lower historical loss factors due to the improvement in loan credit quality resulted in a slightly lower estimated allowance for loan losses of $7.5 million at December 31, 2016 after management's evaluation of these factors and trends.

The Company recorded a credit (negative) provision for loan losses in the amount of $300,000 for the year ended December 31, 2016 compared to a provision of $1.1 million for the year ended December 31, 2015. The decrease in the provision for loan losses for 2016 was primarily attributed to the net recovery of loans previously charged off and the lower historical loan loss factors, which reflected the improvement in loan credit quality, the resolution of non-performing loans and the significant reduction of net charge-offs of commercial and commercial real estate loans in 2016.

At December 31, 2016, non-performing loans decreased by $822,000, or 13.7%, to $5.2 million from $6.0 million at December 31, 2015 and the ratio of non-performing loans to total loans decreased to 0.72% at December 31, 2016 compared to 0.88% at December 31, 2015.

Non-Interest Income

Total non-interest income for the year ended December 31, 2016 increased to $6.9 million from $6.5 million for the year ended December 31, 2015. This revenue component represented 17% and 16% of the Company’s net revenues for the years ended December 31, 2016 and 2015, respectively. In 2015, total non-interest income was negatively impacted by a $692,000 loss on the sale of OREO that was included in other income. Excluding the effect of the loss, non-interest income would have declined $270,000 in 2016 compared to 2015.

Service charges on deposit accounts decreased by $103,000 to $715,000 for the year ended December 31, 2016 compared to $818,000 for the year ended December 31, 2015 due primarily to declines in not-sufficient funds charges.

Gains on sales of loans held for sale decreased $254,000 to $3.8 million for the year ended December 31, 2016 compared to $4.0 million for the year ended December 31, 2015.  The Bank sells both residential mortgage loans and the portion of commercial business loans guaranteed by the Small Business Administration ("SBA") in the secondary market.

Gains on the sale of residential mortgage loans were $2.2 million in 2016 compared to $2.3 million in 2015. In 2016, $88.1 million of residential loans were sold compared to $136.4 million in 2015. The decline in the residential lending activity and gains on the sale of loans was due primarily to the turnover of personnel that occurred in the first two quarters of 2016, which significantly reduced the volume of loans originated and sold in 2016. In July 2016, the Bank hired a new residential lending team of 20 employees, which included residential mortgage loan originators and operations personnel. In the fourth quarter of 2016, $42.6 million of loans were closed, $34.3 million of loans were sold and $925,000 of gains were recorded compared to $21.3 millions of loans sold and $444,000 of gains recorded in the fourth quarter of 2015.

The addition of this experienced and productive residential mortgage lending team is expected to enhance the Bank's residential lending capabilities and broaden its lending products to include Federal Housing Administration ("FHA") insured residential mortgages. In January 2017, the Bank was approved for Unconditional Direct Endorsement authority by the U.S. Department of Housing and Urban Development ("HUD"). This designation will increase the Bank's ability to generate FHA insured residential mortgages.

In 2016, $17.0 million of SBA loans were sold and generated net gains of $1.6 million compared to SBA loans sold and net gains of $17.5 million and $1.7 million, respectively, in 2015.

            Non-interest income also includes income from Bank-owned life insurance (“BOLI”), which amounted to $549,000 for the year ended December 31, 2016 compared to $558,000 for the year ended December 31, 2015.

The Bank also generates non-interest income from a variety of fee-based services.  These include safe deposit box rentals, wire transfer service fees and Automated Teller Machine fees for non-Bank customers.   The other income component of non-interest income increased to $1.8 million for the year ended December 31, 2016 compared to $1.0 million for the year ended December 31, 2015. Other income in 2015 was negatively impacted by the loss on the sale of OREO of $692,000.

Non-Interest Expenses

Total non-interest expenses decreased by $149,000, or 0.5%, to $27.3 million for the year ended December 31, 2016 from $27.4 million for the year ended December 31, 2015. The decrease in non-interest expenses included decreases of $653,000 in OREO expenses, $207,000 in FDIC insurance expense and $284,000 in equipment expenses, which were partially offset by an increase of $954,000 in salaries and employee benefit expenses and an increase of $206,000 in other operating expenses, . The following table presents the major components of non-interest expenses for the years ended December 31, 2016 and 2015.

Non-interest Expenses	Year ended December 31,
(Dollars in thousands)	2016	2015
Salaries and employee benefits	$16,543	$15,589
Occupancy expense	4,001	4,098
Data processing expenses	1,277	1,211
Equipment expense	555	839
Marketing	240	282
Telephone	377	449
Regulatory, professional and consulting fees	1,706	1,681
Insurance	303	324
FDIC insurance expense	453	660
Other real estate owned expenses	81	734
Amortization of intangible assets	404	428
Other operating expenses	1,358	1,152
Total	$27,298	$27,447

Salaries and employee benefits, which represent the largest portion of non-interest expenses, increased by $954,000, or 6.1%, to $16.5 million for the year ended December 31, 2016 compared to $15.6 million for the year ended December 31, 2015. The increase in salaries and employee benefits for 2016 was due primarily to an increase in salaries for additional commercial loan, business development and residential mortgage personnel, increases in commissions paid to residential loan officers, regular merit increases and increased employee health benefit costs.  At December 31, 2016, there were 199 full-time equivalent employees compared to 195 full-time equivalent employees at December 31, 2015.

Occupancy expense decreased by $97,000, or 2.4%, to $4.0 million for 2016 compared to $4.1 million for 2015. The decrease in occupancy expenses for the year ended December 31, 2016 was primarily attributable to a decrease in depreciation expense, which was partially offset by increases in rent and real estate tax expense related to the addition of four residential loan production offices in the third quarter of 2016.

The cost of data processing services increased to $1.3 million for the year ended December 31, 2016 from $1.2 million for the year ended December 31, 2015 and reflects the growth of the loan portfolio and the increase in deposits.

Regulatory, professional and consulting fees increased by $25,000, or 1.5%, to $1.7 million for the year ended December 31, 2016 compared to $1.7 million for the year ended December 31, 2015.  The level of regulatory, professional and consulting fees has increased over the last several years due primarily to compliance with increased regulatory requirements, management of enterprise risk and information security and increased external and internal professional audit fees related to the implementation of the COSO 2013 internal control framework in 2015 and management's required 2016 year-end attestation regarding internal controls on financial reporting (Section 404 of the Sarbanes-Oxley Act).

Other real estate owned expenses decreased by $653,000 to $81,000 for 2016 compared to $734,000 for 2015 due primarily to the significant reduction in OREO assets in 2015. At December 31, 2016, the Bank held one commercial property with an aggregate value of $166,000 as other real estate owned compared to one property with an aggregate value of $1.0 million at December 31, 2015. In 2016 and 2015, the Bank sold $1.0 million and $6.0 million of OREO properties, respectively.

FDIC insurance expense decreased to $453,000 for the year ended December 31, 2016 compared to $660,000 for the year ended December 31, 2015 due to a lower assessment rate that reflected the improvement in asset quality and the continued improvement in the Bank's financial performance in 2016.

Amortization of intangible assets decreased $24,000 to $404,000 for the year ended December 31, 2016 compared to $428,000 for the year ended December 31, 2015 due to the lower amortization of core deposit intangibles.

Other operating expenses were $1.4 million for the year ended December 31, 2016 compared to $1.2 million for the year ended December 31, 2015.

An important financial services industry productivity measure is the efficiency ratio.  The efficiency ratio is calculated by dividing total operating expenses by tax equivalent net interest income plus non-interest income.  An increase in the efficiency ratio indicates that more resources are being utilized to generate the same or greater volume of income, while a decrease would indicate a more efficient allocation of resources.  The Company’s efficiency ratio increased slightly to 65.1% for the year ended December 31, 2016 compared to 64.9% for the year ended December 31, 2015.

Income Taxes

The Company recorded income tax expense of $4.6 million for 2016 compared to income tax expense of $4.1million for 2015.  The increase in income tax expense for 2016 compared to 2015 was primarily due to a $1.2 million increase in pre-tax income for 2016 compared to 2015.  The Company’s effective tax rate increased to 33.2% in 2016 from 31.9% in 2015 due to higher pre-tax income in 2016 and the lower proportion of tax exempt interest income to pre-tax income in 2016 compared to 2015.

Financial Condition

Cash and Cash Equivalents

At December 31, 2016, cash and cash equivalents totaled $14.9 million compared to $11.4 million at December 31, 2015.  Cash and cash equivalents at December 31, 2016 consisted of cash and due from banks of $14.9 million.

Investment Securities

 Amortized cost, gross unrealized gains and losses, and the fair value by security type are as follows:

(Dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2016	Cost	Gains	Losses	Value
Available for sale-
U. S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”) and agencies	$3,514	$—	$(35)	$3,479
Residential collateralized mortgage obligations- GSE	22,647	58	(145)	22,560
Residential mortgage backed securities – GSE	31,207	388	(119)	31,476
Obligations of state and political subdivisions	21,604	152	(356)	21,400
Trust preferred debt securities – single issuer	2,478	—	(206)	2,272
Corporate debt securities	21,963	10	(205)	21,768
Other debt securities	845	—	(6)	839
	$104,258	$608	$(1,072)	$103,794

	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to maturity-
U. S. Treasury securities and obligations of U.S.Government sponsored corporations (“GSE”) and agencies	$3,727	$—	$3,727	$—	$(116)	$3,611
Residential collateralized mortgage obligations – GSE	11,882	—	11,882	247	(130)	11,999
Residential mortgage backed securities- GSE	40,565	—	40,565	540	(113)	40,992
Obligations of state and political subdivisions	70,017	—	70,017	1,274	(255)	71,036
Trust preferred debt securities - pooled	657	(501)	156	303	—	459
Other debt securities	463	—	463	—	(1)	462
	$127,311	$(501)	$126,810	$2,364	$(615)	$128,559

(Dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2015	Cost	Gains	Losses	Value
Available for sale-
U. S. Treasury securities and obligations of U.S. Government sponsored corporations (“GSE”) and agencies	$5,523	$—	$(42)	$5,481
Residential collateralized mortgage obligations-GSE	8,255	68	(36)	8,287
Residential mortgage backed securities – GSE	32,279	541	(185)	32,635
Obligations of state and political subdivisions	21,125	365	(54)	21,436
Trust preferred debt securities – single issuer	2,474	—	(338)	2,136
Corporate debt securities	20,510	65	(153)	20,422
Other debt securities	1,053	—	(28)	1,025
	$91,219	$1,039	$(836)	$91,422

	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to maturity-
Residential collateralized mortgage obligations – GSE	$13,630	$—	$13,630	$404	$—	$14,034
Residential mortgage backed securities -GSE	47,718	—	47,718	928	(46)	48,600
Obligations of state and political subdivisions	61,135	—	61,135	2,294	(14)	63,415
Trust preferred debt securities - pooled	657	(501)	156	341	—	497
Other debt securities	622	—	622	—	(11)	611
	$123,762	$(501)	$123,261	$3,967	$(71)	$127,157

The investment securities portfolio totaled $230.6 million, or 22.2% of total assets, at December 31, 2016 compared to $214.7 million, or 22.2% of total assets, at December 31, 2015.  Proceeds from maturities and prepayments for the year ended December 31, 2016 totaled $54.8 million while purchases of investment securities totaled $72.5 million during this period.  On an average balance basis, the investment securities portfolio represented 23.8% and 22.8% of average interest-earning assets, respectively, for the years ended December 31, 2016 and 2015.  The average yield earned on the portfolio, on a fully tax-equivalent basis, was 2.82% for the year ended December 31, 2016, which was a decrease of 20 basis points from 3.02% earned for the year ended December 31, 2015.

Securities available for sale are investments that may be sold in response to changing market and interest rate conditions or for other business purposes.  Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns.  At December 31, 2016, available-for-sale securities amounted to $103.8 million, an increase of $12.4 million from $91.4 million at December 31, 2015.

The following table sets forth certain information regarding the amortized cost, carrying value, fair value, weighted average yields and contractual maturities of the Company’s investment portfolio as of December 31, 2016. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	December 31, 2016
	Amortized cost	Fair Value	Yield
Available for sale
Due in one year or less	$2,616	$2,619	3.06%
Due after one year through five years	15,544	15,470	1.28%
Due after five years through ten years	44,489	44,695	2.68%
Due after ten years	41,609	41,010	2.75%
Total	$104,258	$103,794	2.51%

	Carrying Value	Fair Value	Yield
Held to maturity
Due in one year or less	$29,807	$29,816	1.44%
Due after one year through five years	16,833	17,373	4.43%
Due after five years through ten years	23,597	24,280	3.51%
Due after ten years	56,573	57,090	3.28%
Total	$126,810	$128,559	3.04%

Proceeds from maturities and prepayments of securities available for sale amounted to $23.4 million for the year ended December 31, 2016 compared to $18.8 million for the year ended December 31, 2015.  At December 31, 2016, the portfolio had net unrealized losses of $464,000 compared to net unrealized gains of $203,000 at December 31, 2015.  These unrealized gains (losses) are reflected net of tax in shareholders’ equity as a component of accumulated other comprehensive income (loss).

Securities held to maturity, which are carried at amortized historical cost, are investments for which there is the positive intent and ability to hold to maturity.  At December 31, 2016, securities held to maturity were $126.8 million, an increase of $3.5 million from $123.3 million at December 31, 2015.  The fair value of the held-to-maturity portfolio at December 31, 2016 was $128.6 million.

The Company regularly reviews the composition of the investment securities portfolio, taking into account market risks, the current and expected interest rate environment, liquidity needs and its overall interest rate risk profile and strategic goals.

On a quarterly basis, management evaluates each security in the portfolio with an individual unrealized loss to determine if that loss represents other-than-temporary impairment. During the fourth quarter of 2009, management determined that it was necessary, following other-than-temporary impairment requirements, to write down the cost basis of the Company’s only pooled trust preferred security. This trust preferred debt security was issued by a two issuer pool (Preferred Term Securities XXV, Ltd. co-issued by Keefe, Bruyette and Woods, Inc. and First Tennessee (“PreTSL XXV”)) consisting primarily of financial institution holding companies.  During 2009, the Company recognized an other-than-temporary impairment charge of $865,000 with respect to this security.  No other-than-temporary impairment losses were recorded during 2016 and 2015.  See Note 2 to the consolidated financial statements for additional information.

Loans Held for Sale

Loans held for sale at December 31, 2016 amounted to $14.8 million compared to $6.0 million at December 31, 2015.  As indicated in the Consolidated Statements of Cash Flows, the amount of loans originated for sale was $97.0 million for 2016 compared with $134.1 million for 2015. The amount of loans held for sale varies from period to period due to changes in the amount and timing of sales of residential mortgage loans.

Loans

The loan portfolio, which represents the Bank’s largest asset, is a significant source of both interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk.  The Bank’s primary lending focus continues to be mortgage warehouse lines, construction loans, commercial business loans, owner-occupied commercial real estate mortgage loans and income producing commercial real estate loans.  Total loans averaged $698.4 million for the year ended December 31, 2016, an increase of $14.0 million, or 2.0%, compared to an average of $684.5 million for the year ended December 31, 2015.  At December 31, 2016, total loans amounted to $724.8 million, which was a $42.7 million increase when compared to $682.1 million at December 31, 2015. The average yield earned on the loan portfolio was 4.76% for the year ended December 31, 2016 compared to 4.92% for the year ended December 31, 2015, a decrease of 16 basis points.

The following table represents the components of the loan portfolio as of the dates indicated.

(Dollars in thousands)	December 31,
	2016		2015		2014		2013		2012
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Construction loans	$96,035	13%	$93,745	14%	$95,627	15%	$51,002	14%	$55,691	11%
Residential real estate loans	44,791	6%	40,744	6%	46,446	7%	13,764	4%	10,897	2%
Commercial business	99,650	14%	99,277	15%	110,771	17%	82,348	22%	57,865	11%
Commercial real estate	242,393	34%	207,250	30%	198,211	30%	98,390	26%	102,413	20%
Mortgage warehouse lines	216,259	30%	216,572	32%	179,172	27%	116,951	31%	284,128	54%
Loans to individuals	23,736	3%	23,074	3%	23,156	4%	9,766	3%	9,643	2%
Deferred loan costs	1,737	—%	1,226	—%	715	—%	944	—%	987	—%
All other loans	207	—%	233	—%	199	—%	171	—%	189	—%
Total	$724,808	100%	$682,121	100%	$654,297	100%	$373,336	100%	$521,813	100%

Commercial business and commercial real estate loans averaged $302.2 million for the year ended December 31, 2016, an increase of $11.9 million when compared to the average of $290.3 million for the year ended December 31, 2015. Commercial business loans consist primarily of loans to small and middle market businesses and are typically working capital loans used to finance inventory, receivables or equipment needs.  These loans are generally secured by business assets of the commercial borrower.  Commercial real estate loans consist primarily of loans to businesses which are collateralized by real estate assets employed in the operation of the business (owner-occupied properties) and loans to real estate investors to finance the acquisition and/or improvement of income producing commercial properties. The average yield on the commercial business and commercial real estate loan portfolio decreased 21 basis points to 5.25% for 2016 from 5.46% for 2015.

Construction loans averaged $93.5 million for the year ended December 31, 2016, a decrease of $2.1 million, or 2.2%, compared to the average of $95.6 million for the year ended December 31, 2015.   Generally, these loans represent owner-occupied or investment properties and usually complement a broader commercial relationship between the Bank and the borrower.  Construction loans are structured to provide for advances only after work is completed and inspected by qualified professionals.  The average yield on the construction loan portfolio decreased 40 basis points to 5.18% for 2016 from 5.58% for 2015.

The mortgage warehouse lines component of the loan portfolio decreased by $313,000, or 0.1%, to $216.3 million at December 31, 2016 compared to $216.6 million at December 31, 2015. During 2016, $3.8 billion of mortgage loans were financed through our Mortgage Warehouse Funding Group compared to $3.9 billion of mortgage loans financed in 2015.

           The Bank’s Mortgage Warehouse Funding Group offers revolving lines of credit that are available to licensed mortgage banking companies (the “warehouse line of credit”).  The warehouse line of credit is used by the mortgage banker to originate one-to-four family residential mortgage loans that are pre-sold to the secondary mortgage market, which includes state and national banks, national mortgage banking firms, insurance companies and government-sponsored enterprises, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and others.  On average, an advance under the warehouse line of credit remains outstanding for a period of less than 30 days, with repayment coming directly from the sale of the loan into the secondary mortgage market.  Interest and a transaction fee are collected by the Bank at the time of repayment.    The Bank had outstanding warehouse line of credit advances of $216.3 million at December 31, 2016 compared to $216.6 million at December 31, 2015.  During 2016 and 2015, warehouse lines of credit advances averaged $205.7 million and $203.1 million, respectively, and yielded 4.03% and 4.15%, respectively.  The number of active mortgage banking customers was 45 in 2016 compared to 46 in 2015.

Average residential real estate loans decreased $354,000 to $42.7 million at December 31, 2016 compared to $43.0 million at December 31, 2015.

Loans to individuals are comprised primarily of home equity loans and were $23.7 million at December 31, 2016 compared to $23.1 million at December 31, 2015.

The following table provides information concerning the interest rate sensitivity of the loan portfolio at December 31, 2016.

(Dollars in thousands)	Maturity Range
Type	Within One Year	After One But Within Five Years	After Five Years	Total
	(in thousands)
Commercial business	$61,514	$27,867	$10,269	$99,650
Commercial real estate	31,670	167,819	42,904	242,393
Mortgage warehouse lines	216,259	—	—	216,259
Construction	84,703	8,617	2,715	96,035
Residential real estate	5,468	17,272	22,051	44,791
Loans to individuals and other loans	20,858	920	2,165	23,943
Total	$420,472	$222,495	$80,104	$723,071

Fixed rate loans	$11,550	$57,862	$63,995	$133,407
Floating rate loans	408,922	164,633	16,109	589,664
Total	$420,472	$222,495	$80,104	$723,071

Non-Performing Assets

Non-performing assets consist of non-performing loans and other real estate owned.  Non-performing loans are composed of (1) loans on a non-accrual basis and (2) loans which are contractually past due 90 days or more as to interest and principal payments but have not been classified as non-accrual. Included in non-accrual loans are loans whose terms have been restructured to provide a reduction or deferral of interest and/or principal because of a deterioration in the financial position of the borrower and that have not performed in accordance with the restructured terms.

The Bank’s policy with regard to non-accrual loans is that, generally, loans are placed on a non-accrual status when they are 90 days past due, unless these loans are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal or interest is in doubt. Consumer loans are generally charged off after they become 120 days past due. Subsequent payments on loans in non-accrual status are credited to income only if collection of principal is not in doubt.

During 2016, $1.3 million of loans were transferred to non-accrual status and $2.1 million of loans were resolved. As a result, non-performing loans decreased by $822,000 to $5.2 million at December 31, 2016 from $6.0 million at December 31, 2015.

At December 31, 2016, non-performing loans were comprised of three commercial real estate loans aggregating $3.2 million, three residential mortgage loans aggregating $544,000, seven commercial loans aggregating $920,000, three home equity loans for $361,000 and one commercial construction loan for $186,000.

The table below sets forth non-performing assets and risk elements in the Bank's loan portfolio for the years indicated.

Non-Performing Assets and Loans
(Dollars in thousands)			December 31,
	2016	2015	2014	2013	2012
Non-Performing loans:
Loans 90 days or more past due and still accruing	$24	$—	$317	$—	$85
Non-accrual loans	5,174	6,020	4,523	6,322	5,878
Total non-performing loans	5,198	6,020	4,840	6,322	5,963
Other real estate owned	166	966	5,710	2,136	8,333
Other repossessed assets	—	—	66	—	—
Total non-performing assets	5,364	6,986	10,616	8,458	14,296
Performing troubled debt restructurings	864	1,535	3,925	3,859	2,012
Performing troubled debt restructurings and total non-performing assets	$6,228	$8,521	$14,541	$12,317	$16,308

Non-performing loans to total loans	0.72%	0.88%	0.74%	1.69%	1.14%
Non-performing loans to total loans excluding warehouse lines	1.02%	1.29%	1.02%	2.47%	2.51%
Non-performing assets to total assets	0.52%	0.72%	1.11%	1.14%	1.70%
Non-performing assets to total assets excluding mortgage warehouse lines	0.65%	0.93%	1.37%	1.35%	2.57%
Total non-performing assets and performing troubled debt restructurings to total assets	0.60%	0.88%	1.52%	1.66%	2.04%

As the table demonstrates, non-performing loans to total loans decreased to 0.72% at December 31, 2016 from 0.88% at December 31, 2015. Loan quality continued to improve and the loan portfolio is considered to be sound.  This was accomplished through quality loan underwriting, a proactive approach to loan monitoring and aggressive workout strategies.

Additional interest income before taxes amounting to $522,000 and $471,000 would have been recognized in 2016 and 2015, respectively, if interest on all loans had been recorded based upon their original contract terms.

Non-performing assets decreased by $1.6 million to $5.4 million at December 31, 2016 from $7.0 million at December 31, 2015.  Non-performing loans decreased $822,000 to $5.2 million at December 31, 2016 from $6.0 million at December 31, 2015 and other real estate owned decreased by $800,000 to $166,000 at December 31, 2016 from $966,000 at December 31, 2015.  In 2016, the Bank sold $1.0 million in OREO properties. The Bank did not record loss provisions against OREO during 2016 compared to loss provisions recorded against OREO properties of $382,000 during 2015.

Non-performing assets represented 0.52% of total assets at December 31, 2016 compared to 0.72% at December 31, 2015.

At December 31, 2016, the Bank had nine loans totaling $4.5 million that were troubled debt restructurings.  Five of these loans totaling $3.6 million are included in the above table as non-accrual loans and the remaining four loans totaling $864,000 are considered performing.

At December 31, 2015, the Bank had ten loans totaling $4.7 million that were troubled debt restructurings.  Three of these loans totaling $3.2 million are included in the above table as non-accrual loans and the remaining seven loans totaling $1.5 million are considered performing.

As provided by ASC 310-30, the excess of cash flows expected at acquisition over the initial investment in the purchase of a credit impaired loan is recognized as interest income over the life of the loan. Accordingly, loans acquired with evidence of deteriorated credit quality totaling $439,000 at December 31, 2016 were not classified as non-performing loans.

In 2016, $141,000 of non-performing loans were transferred to OREO and one OREO property totaling $1.0 million was sold during the year.

Management takes a proactive approach in addressing delinquent loans. The Company’s President and Chief Executive Officer meets weekly with all loan officers to review the status of credits past-due ten days or more. An action plan is discussed for delinquent loans to determine the steps necessary to induce the borrower to cure the delinquency and restore the loan to a current status. Also, delinquency notices are system generated when loans are five days past-due and again at 15 days past-due.

In most cases, the Company’s loan collateral is real estate and when the collateral is foreclosed upon, the real estate is carried at fair market value less the estimated selling costs. The amount, if any, by which the recorded amount of the loan exceeds the fair market value of the collateral less estimated selling costs is a loss which is charged to the allowance for loan losses at the time of foreclosure or repossession. Resolution of a past-due loan can be delayed if the borrower files a bankruptcy petition because a collection action cannot be continued unless the Company first obtains relief from the automatic stay provided by the bankruptcy code.

On March 14, 2017, the Bank was notified that a shared national credit syndicated loan in which it has a $4.3 million participation had further deteriorated. The credit was classified as Special Mention by the Bank. In response to the recent notification, the credit will be down-graded to a classification of Doubtful by the Bank in the first quarter of 2017 due to excessive leverage, an inability to de-lever over a reasonable period and on-going fraud litigation. As of the date of the notification, management has not been able to identify a loss, if any. The syndicated loan is a senior debt facility that is collateralized by the assets of the borrower. The borrower has paid all principal and interest to date.
The shared national credit program was established in 1977 by the Board of Governors of the Federal Reserve System, the FDIC and the Office of the Comptroller of the Currency to provide an efficient and consistent review and classification of any large syndicated loan that totals $20 million or more and is shared by three or more lending institutions or a portion of which is sold to two or more institutions.
At December 31, 2016, the Bank was a participant in the syndicated loan facility for $4.3 million and the outstanding balance of the Bank’s loan participation was $4.0 million. The Bank has been monitoring the financial condition of the borrower and increased the allowance for loan losses qualitative factors in the third quarter of 2016 to reflect the uncertainty of the borrower’s future financial performance and the Bank’s inability to measure a potential loss for this credit.
At this time, there is no additional information available to the Bank that would change management’s estimate of the allowance for loan losses with respect to this loan. Due to the change in the circumstances, the loan will be placed on non-accrual in the first quarter of 2017 and will be down-graded to the Doubtful classification. Management will continue to monitor the financial condition of the borrower and will consider any new information or developments of the borrower in its evaluation of the adequacy of its allowance for loan losses.
Allowance for Loan Losses and Related Provision

The allowance for loan losses is maintained at a level sufficient to absorb estimated credit losses in the loan portfolio as of the date of the financial statements.  The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio and other extensions of credit.  The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the Company.

The Company’s primary lending emphasis is the origination of commercial and commercial real estate loans and mortgage warehouse lines of credit.  Based on the composition of the loan portfolio, the inherent primary risks are deteriorating credit quality, a decline in the economy, and a decline in New Jersey real estate market values.  Any one, or a combination, of these events may adversely affect the loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels.

All, or part, of the principal balance of commercial and commercial real estate loans and construction loans are charged off against the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.  Consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible.  Because all identified losses are charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

Management reviews the adequacy of the allowance on at least a quarterly basis to ensure that the provision for loan losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is adequate based on management’s assessment of probable estimated losses. The Company’s methodology for assessing the adequacy of the allowance for loan losses consists of several key elements and is consistent with U.S. GAAP and interagency supervisory guidance.  The allowance for loan losses methodology consists of two major components.  The first component is an estimation of losses associated with individually identified impaired loans, which follows Accounting Standards Codification ("ASC") Topic 310.  The second major component estimates losses under ASC Topic 450, which provides guidance for estimating losses on groups of loans with similar risk characteristics.  The Company’s methodology results in an allowance for loan losses which includes a specific reserve for impaired loans, an allocated reserve and an unallocated portion.

When analyzing groups of loans under ASC 450, the Bank follows the Interagency Policy Statement on the Allowance for Loan and Lease Losses.  The methodology considers the Company’s historical loss experience adjusted for changes in trends, conditions, and other relevant factors that affect repayment of the loans as of the evaluation date.  These adjustment factors, known as qualitative factors, include:

•	Delinquencies and non-accruals

•	Portfolio quality

•	Concentration of credit

•	Trends in volume of loans

•	Quality of collateral

•	Policy and procedures

•	Experience, ability, and depth of management

•	Economic trends – national and local

•	External factors – competition, legal and regulatory

The methodology includes the segregation of the loan portfolio into loan types with a further segregation into risk rating categories, such as special mention, substandard, doubtful, and loss. This allows for an allocation of the allowance for loan losses by loan type; however, the allowance is available to absorb any loan loss without restriction. Larger balance, non-homogeneous loans representing significant individual credit exposures are evaluated individually through the internal loan review process. It is this process that produces the watch list. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated. Based on these reviews, an estimate of probable losses for the individual larger-balance loans are determined, whenever possible, and used to establish specific loan loss reserves. In general, for non-homogeneous loans not individually assessed and for homogeneous groups, such as residential mortgages and consumer credits, the loans are collectively evaluated based on delinquency status, loan type, and historical losses. These loan groups are then internally risk rated.

The watch list includes loans that are assigned a rating of special mention, substandard, doubtful and loss. Loans criticized as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans rated as doubtful in whole, or in part, are placed in non-accrual status. Loans classified as a loss are considered uncollectible and are charged off against the allowance for loan losses.

The specific allowance for impaired loans is established for specific loans that have been identified by management as being impaired. These loans are considered to be impaired primarily because the loans have not performed according to payment terms and there is reason to believe that repayment of the loan principal in whole, or in part, is unlikely. The specific portion of the allowance is the total amount of potential unconfirmed losses for these individual impaired loans. To assist in determining the fair value of loan collateral, the Company often utilizes independent third party qualified appraisal firms which, in turn, employ their own criteria and assumptions that may include occupancy rates, rental rates and property expenses, among others.

The second category of reserves consists of the allocated portion of the allowance. The allocated portion of the allowance is determined by taking pools of loans outstanding that have similar characteristics and applying historical loss experience for each pool. This estimate represents the potential unconfirmed losses within the portfolio. Individual loan pools are created for commercial and commercial real estate loans, construction loans, warehouse lines of credit and various types of loans to individuals. The historical estimation for each loan pool is then adjusted to account for current conditions, current loan portfolio performance, loan policy or management changes, or any other qualitative factor which may cause future losses to deviate from historical levels.

The Company also maintains an unallocated allowance. The unallocated allowance is used to cover any factors or conditions which may cause a potential loan loss but are not specifically identifiable. It is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan losses is performed, these estimates, by definition, lack precision. Management must make estimates using assumptions and information that is often subjective and changing rapidly.

The following discusses the risk characteristics of each of our loan portfolio segments-commercial, mortgage warehouse lines of credit and consumer.

Commercial

The Company’s primary lending emphasis is the origination of commercial and commercial real estate loans. Based on the composition of the loan portfolio, the inherent primary risks are deteriorating credit quality, a decline in the economy, and a decline in New Jersey real estate market values. Any one or a combination of these events may adversely affect the loan portfolio and may result in increased delinquencies, loan losses and increased future provision levels.

Mortgage Warehouse Lines of Credit

The Company’s Mortgage Warehouse Unit provides revolving lines of credit that are available to licensed mortgage banking companies. The warehouse line of credit is used by the mortgage banker to originate one-to-four family residential mortgage loans that are pre-sold to the secondary mortgage market, which includes state and national banks, national mortgage banking firms, insurance companies and government-sponsored enterprises, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and others. On average, an advance under the warehouse line of credit remains outstanding for a period of less than 30 days, with repayment coming directly from the sale of the loan into the secondary mortgage market. Interest and a transaction fee are collected by the Bank at the time of repayment.

As a separate segment of the total portfolio, the warehouse loan portfolio is individually analyzed as a whole for allowance for loan losses purposes.  Warehouse lines of credit are subject to the same inherent risks as other commercial lending, but the overall degree of risk differs. While the Company’s loss experience with this type of lending has been non-existent since the product was introduced in 2008, there are other risks unique to this lending that still must be considered in assessing the adequacy of the allowance for loan losses. These unique risks may include, but are not limited to, (i) credit risks relating to the mortgage bankers that borrow from us, (ii) the risk of intentional misrepresentation or fraud by any of such mortgage bankers, (iii) changes in the market value of mortgage loans originated by the mortgage banker, the sale of which is the expected source of repayment of the borrowings under a warehouse line of credit, due to changes in interest rates during the time in warehouse, or (iv) unsalable or impaired mortgage loans so originated, which could lead to decreased collateral value and the failure of a purchaser of the mortgage loan to purchase the loan from the mortgage banker.

These factors, along with other qualitative factors such as economic trends, concentrations of credit, trends in the volume of loans, portfolio quality, delinquencies and non-accruals, are also considered and may have positive or negative effects on the allocated allowance.  The aggregate amount resulting from the application of these qualitative factors determines the overall risk for the portfolio and results in an allocated allowance for warehouse lines of credit.

Consumer

The Company’s consumer loan portfolio segment is comprised of residential real estate loans, home equity loans and other loans to individuals. Individual loan pools are created for the various types of loans to individuals.

In general, for homogeneous groups such as residential mortgages and consumer credits, the loans are collectively evaluated based on delinquency status, loan type and historical losses. These loan groups are then internally risk rated.

The Company considers the following credit quality indicators in assessing the risk in the loan portfolio:

•	Consumer credit scores

•	Internal credit risk grades

•	Loan-to-value ratios

•	Collateral

•	Collection experience

The following table presents, for the years indicated, an analysis of the allowance for loan losses and other related data:

Allowance for Loan Losses
(Dollars in thousands)	2016	2015	2014	2013	2012
Balance, beginning of year	$7,560	$6,925	$7,039	$7,151	$5,534
(Credit) provision charged to operating expenses	(300)	1,100	5,750	1,077	2,150
Loans charged off:
Construction loans	—	—	—	(562)	(57)
Residential real estate loans	—	—	(15)	—	(131)
Commercial and commercial real estate loans	(157)	(477)	(5,906)	(594)	(276)
Loans to individuals	—	(14)	(1)	(52)	(84)
Lease financing	—	—	—	—	—
All other loans	(1)	—	—	—	—
	(158)	(491)	(5,922)	(1,208)	(548)
Recoveries:
Construction loans	—	—	—	—	3
Residential real estate loans	—	—	—	—	—
Commercial and commercial real estate loans	386	20	58	19	12
Loans to individuals	6	6	—	—	—
Lease financing	—	—	—	—	—
All other loans	—	—	—	—	—
	392	26	58	19	15
Net recoveries (charge offs)	234	(465)	(5,864)	(1,189)	(533)
Balance, end of year	$7,494	$7,560	$6,925	$7,039	$7,151
Loans:
At year end	$724,808	$682,121	$654,297	$373,336	$521,814
Average during the year	691,180	675,531	556,362	399,462	463,587
Net recoveries (charge offs) to average loans outstanding	0.03%	(0.07)%	(1.04)%	(0.30)%	(0.11)%
Net recoveries (charge-offs) to average loans, excluding mortgage warehouse loans	0.05%	(0.10)%	(1.36)%	(0.48)%	(0.21)%
Allowance for loan losses to:
Total loans at year end	1.03%	1.11%	1.06%	1.89%	1.37%
Total loans at year end excluding mortgage warehouse lines and related allowance	1.28%	1.44%	1.27%	2.52%	2.41%
Non-performing loans	144.18%	125.59%	143.08%	111.34%	119.92%

At December 31, 2016, the allowance for loan losses was $7.5 million compared to $7.6 million at December 31, 2015, a decrease of $66,000. The ratio of the allowance for loan losses to total loans at December 31, 2016 and 2015 was 1.03% and 1.11%, respectively. The allowance for loan losses as a percentage of non-performing loans was 144.18% at December 31, 2016 compared to 125.59% at December 31, 2015.

The allowance for loan losses decreased in 2016 due primarily to a credit (negative) provision for $300,000, which reflected net recoveries of $234,000 compared to provisions for loan losses in the amount of $1.1 million in 2015 that was partially offset by net charge-offs of $465,000.

The allowance for loan losses decreased as a percentage of loans to 1.03% at December 31, 2016 from 1.11% at December 31, 2015 due primarily to the increase in loans and the lower historical loss factors for commercial and commercial real estate loans. With respect to the loans acquired from Rumson, at December 31, 2016, the total credit risk adjustment was approximately $655,000 and was comprised of a non-accretive credit discount of $215,000 and an accretive general credit risk fair value discount of $440,000 compared to the total risk adjustment of $888,000 at December 31, 2015, comprised of a non-accretive credit discount of $215,000 and an accretive general credit risk fair value discount of $673,000.

Management believes that the quality of the loan portfolio remains sound, considering the economic climate and economy in the State of New Jersey, and that the allowance for loan losses is adequate in relation to credit risk exposure levels.

The following tables describe the allocation of the allowance for loan losses (“ALL”) among the various categories of loans and certain other information as of the dates indicated.  The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur.  The total allowance is available to absorb losses from any segment of loans.

(Dollars in thousands)	December 31,
	2016			2015			2014
	Amount	ALL as a % of Loans	% of Loans	Amount	ALL as a % of Loans	% of Loans	Amount	ALL as a % of Loans	% of Loans
Commercial real estate loans	$2,574	1.06%	34%	$3,049	1.47%	30%	$2,393	1.21%	30%
Commercial business	1,732	1.74%	14%	2,005	2.02%	15%	1,761	1.59%	17%
Construction loans	1,204	1.25%	13%	1,025	1.09%	14%	1,215	1.27%	15%
Residential real estate loans	367	0.82%	6%	288	0.71%	6%	197	0.42%	7%
Loans to individuals	112	0.47%	3%	109	0.47%	3%	131	0.56%	4%
Subtotal	5,989	1.18%	70%	6,476	1.39%	68%	5,697	1.20%	73%
Mortgage warehouse lines	973	0.45%	30%	866	0.40%	32%	896	0.50%	27%
Unallocated reserves	532	—	—	218	—	—	332	—	—
Total	$7,494	1.03%	100%	$7,560	1.11%	100%	$6,925	1.06%	100%

	December 31,
	2013			2012
	Amount	ALL as a % of Loans	% of Loans	Amount	ALL as a % of Loans	% of Loans
Commercial real estate loans	$3,022	3.07%	26%	$2,262	2.21%	20%
Commercial business	1,272	1.54%	22%	973	1.68%	11%
Construction loans	1,205	2.36%	14%	1,990	3.57%	11%
Residential real estate loans	165	1.20%	4%	112	1.03%	2%
Loans to individuals	111	1.12%	3%	105	1.07%	2%
Subtotal	5,775	2.26%	69%	5,442	2.30%	46%
Mortgage warehouse lines	585	0.50%	31%	1,421	0.50%	54%
Unallocated reserves	679	—	—	288	—	—
Total	$7,039	1.89%	100%	$7,151	1.37%	100%

The allowance for loan losses, excluding the portion related to mortgage warehouse lines, decreased to $6.5 million at December 31, 2016 from $6.7 million at December 31, 2015.

Deposits

The following table sets forth the balances and contractual rates payable to our customers, by account type, as of December 31, 2016 and 2015:

	December 31, 2016			December 31, 2015
(Dollars in thousands)	Amount	Percent Of Total	Weighted Average Contractual Rate	Amount	Percent Of Total	Weighted Average Contractual Rate
Non-interest bearing demand	$170,854	20%	—%	$159,918	20%	—%
Interest bearing demand	310,103	37%	0.37%	284,547	36%	0.34%
Savings	205,294	25%	0.59%	196,324	25%	0.48%
Total core deposits	$686,251	82%	0.35%	$640,789	81%	0.27%

Certificates of deposit	$148,265	18%	1.12%	$145,968	19%	1.10%

Total deposits	$834,516	100%	0.61%	$786,757	100%	0.48%

The following table indicates the amount of certificates of deposit by time remaining until maturity as of December 31, 2016.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total

(Dollars in thousands)

Certificates of deposit of $100,000 or more	$17,726	$15,375	$21,136	$38,611	$92,848
Certificates of deposit less than $100,000	10,418	9,162	12,262	23,575	55,417
Total certificates of deposit	$28,144	$24,537	$33,398	$62,186	$148,265

The following table illustrates the components of average total deposits for the years indicated:

Average Deposit Balances
(Dollars in thousands)	2016		2015		2014
	Average Balance	Percentage of Total	Average Balance	Percentage of Total	Average Balance	Percentage of Total
Non-interest bearing demand	$166,519	20%	$164,419	20%	$159,935	20%
Interest bearing demand	301,086	36%	300,813	37%	286,235	35%
Savings	206,069	25%	196,844	24%	199,078	24%
Certificates of deposit of $100,000 or more	89,220	11%	71,449	9%	98,891	12%
Other certificates of deposit less than $100,000	62,858	8%	87,306	10%	70,574	9%
Total	$825,752	100%	$820,831	100%	$814,713	100%

Deposits, which include demand deposits (interest bearing and non-interest bearing), savings deposits and certificates of deposit, are a fundamental and cost-effective source of funding.  The flow of deposits is influenced significantly by general economic conditions, changes in market interest rates and competition.  The Bank offers a variety of products designed to attract and retain customers, with the Bank’s primary focus on the building and expanding of long-term relationships.  Deposits for the year ended December 31, 2016 averaged $825.8 million, an increase of $4.9 million, or 0.60%, compared to $820.8 million for the year ended December 31, 2015.  At December 31, 2016, total deposits were $834.5 million, an increase of $47.8 million, or 6.07%, from $786.8 million at December 31, 2015. The increase in total deposits in 2016 was due principally to an increase of

$25.6 million in interest-bearing demand deposits, a $10.9 million increase in non-interest bearing demand deposits, a $9.0 million increase in savings deposits and a $2.3 million increase in time deposits. The average rate paid on the Bank’s interest-bearing deposit balances for 2016 was 0.61%, an increase from the average rate of 0.56% for 2015.

Average non-interest bearing demand deposits increased by $2.1 million, or 1.3%, to $166.5 million for the year ended December 31, 2016 from $164.4 million for the year ended December 31, 2015.  At December 31, 2016, non-interest bearing demand deposits totaled $170.9 million, an increase of $10.9 million, or 6.8%, compared to $159.9 million at December 31, 2015.  Non-interest bearing demand deposits made up 20.5% of total deposits at December 31, 2016 compared to 20.3% at December 31, 2015 and represent a stable, interest-free source of funds.

Savings accounts increased by $9.0 million, or 6.8%, to $205.3 million at December 31, 2016 from $196.3 million at December 31, 2015.  In 2016, the average balance of savings accounts increased by $9.2 million to $206.1 million compared to an average balance of $196.8 million in 2015.

Interest-bearing demand deposits, which include interest-bearing checking accounts, money market accounts and the Bank’s premier money market product, 1st Choice account, increased by $272,000, or 0.1%, to an average of $301.1 million for 2016 from an average of $300.8 million for 2015.  The average cost of interest bearing demand deposits was 0.37% for 2016 compared to 0.34% in 2015.

 Certificates of  deposit consist primarily of retail certificates of deposit and certificates of deposit with balances of $100,000 or more.  Certificates of deposit at December 31, 2016 were $148.3 million, an increase of $2.3 million from $146.0 million at December 31, 2015. The average cost of certificates of deposits increased to 1.12% in 2016 from 1.10% in 2015. Retail certificates of deposit decreased by $16.7 million, or 23.7%, to an average of $62.9 million for 2016 from an average of $87.3 million for 2015.  The average cost of retail certificates of deposit decreased to 0.98% for 2016 from 1.00% for 2015.

Borrowings

Borrowings are comprised of Federal Home Loan Bank (“FHLB”) borrowings and overnight funds purchased.  These borrowings are primarily used to fund asset growth not supported by deposit generation.  The average balance of other borrowed funds increased by $10.0 million to $48.4 million for 2016 from an average balance of $38.5 million for 2015 due to an increase in overnight borrowings in 2016.  The average cost of other borrowed funds decreased 8 basis points to 1.42% for 2016 compared to 1.50% for 2015.

The balance of borrowings was $73.1 million at December 31, 2016, which consisted of one long-term FHLB advance totaling $10.0 million and FHLB overnight funds purchased in the amount of $63.1 million. The balance of borrowings was $58.9 million at December 31, 2015, consisting of three long-term FHLB advances totaling $20.3 million and FHLB overnight purchased funds of $38.6 million.

Shareholders’ Equity and Dividends

Shareholders’ equity increased by $8.8 million, or 9.2%, to $104.8 million at December 31, 2016 from $96.0 million at December 31, 2015.  Tangible book value per common share was $11.50 at December 31, 2016 compared to $10.44 at December 31, 2015.  The ratio of average shareholders’ equity to total average assets was 10.06% and 9.34% for 2016 and 2015, respectively.  The increase in shareholders’ equity from December 31, 2015 to December 31, 2016 was primarily the result of an increase of $8.5 million in retained earnings.

In lieu of cash dividends, the Company (and its predecessor, the Bank) declared a stock dividend every year for the years 1992 through 2012 and paid such dividends every year for the years 1993 through 2013.  The Company declared two stock dividends in 2015 and did not declare a stock dividend in 2014 or 2013.

On September 15, 2016, the Board of Directors of the Company declared a cash dividend of $0.05 per common share. The cash dividend was paid on October 21, 2016 to all shareholders of record as of the close of business on September 28, 2016. This action represented the first cash dividend declared by the Company on its common shares.

On December 15, 2016, the Board of Directors of the Company declared a cash dividend of $0.05 per common share. The cash dividend was paid on January 25, 2017 to all shareholders of record as of the close of business on January 3, 2017.

The timing and the amount of the payment of future cash dividends, if any, on the Company's common shares will be at the discretion of the Company's Board of Directors and will be determined after consideration of various factors, including the level of earnings, cash requirements, regulatory capital and financial condition.

The Federal Reserve Board has issued a supervisory letter to bank holding companies that contains guidance on when the board of directors of a bank holding company should eliminate or defer or severely limit dividends, including, for example, when net income available for shareholders for the past four quarters, net of dividends paid during that period, is not sufficient to fully fund the dividends. The letter also contains guidance on the redemption of stock by bank holding companies, which urges bank holding companies to advise the Federal Reserve of any such redemption or repurchase of common stock for cash or other value that results in the net reduction of a bank holding company’s capital at the beginning of the quarter below the capital outstanding at the end of the quarter. The Company's payment of cash dividends to date were within the guidelines set forth in the Federal Reserve Board's supervisory letter.

The Company’s common stock is quoted on the Nasdaq Global Market under the symbol “FCCY.”

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Board and the Federal Deposit Insurance Corporation.  For information on regulatory capital, see “Capital Adequacy” in the “Supervision and Regulation” section under Item 1. “Business” and Note 18 of the Notes to Consolidated Financial Statements.

The Company believes that its shareholders’ equity and regulatory capital position are adequate to support the planned operations of the Company for the foreseeable future.

Off-Balance Sheet Arrangements and Contractual Obligations

The following table shows the amounts and expected maturities of significant commitments as of December 31, 2016.  Further discussion of these commitments is included in Note 16 of the Notes to Consolidated Financial Statements.

(Dollars in thousands)	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Off Balance Sheet:
Standby letters of credit	$1,994	$—	$—	$—	$1,994
Commitments to extend credit	372,683	—	—	—	372,683
Commitments to sell residential loans	8,319	—	—	—	8,319
Total off balance sheet:	$382,996	$—	$—	$—	$382,996
Contractual Obligations:
Operating Leases	$1,331	$2,056	$1,408	$2,449	$7,244
Borrowed funds and subordinated debentures	73,050	—	—	18,557	91,607
Certificates of deposit	86,079	49,963	12,223	—	148,265
Retirement benefit obligation projected	4,906	—	—	—	4,906
Total contractual obligations:	165,366	52,019	13,631	21,006	252,022
Total	$548,362	$52,019	$13,631	$21,006	$635,018

Liquidity

At December 31, 2016, the amount of liquid assets held by the Company remained at a level management deemed adequate to ensure that contractual liabilities, depositors’ withdrawal requirements and other operational and customer credit needs could be satisfied.

Liquidity management refers to the Company’s ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of its customers.  In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality and availability of funding affect a bank’s ability to meet its liquidity needs.  On the asset side, liquid funds are maintained in the form of cash and cash equivalents, Federal funds sold, deposits at the Federal Reserve Bank, investment securities held to maturity maturing within one year, securities available for sale and loans held for sale.  Additional asset-based liquidity is derived from scheduled loan repayments as well as investment repayments of principal and interest from mortgage-backed securities.  On the liability side, the primary source of liquidity is the ability to generate core deposits.  Short-term borrowings are used as supplemental funding sources when growth in the core deposit base does not keep pace with that of earnings assets.

The Bank has established a borrowing relationship with the FHLB which further supports and enhances liquidity. During 2010, FHLB replaced its Overnight Line of Credit and One-Month Overnight Repricing Line of Credit facilities available to member banks with a fully secured line of up to 50 percent of a bank’s quarter-end total assets.  Under the terms of this facility, the Bank’s total credit exposure to FHLB cannot exceed 50 percent, or $519.1 million, of its total assets at December 31, 2016.  In addition, the aggregate outstanding principal amount of the Bank’s advances, letters of credit, the dollar amount of the FHLB’s minimum collateral requirement for off balance sheet financial contracts and advance commitments cannot exceed 30 percent of the Bank’s total assets, unless the Bank obtains approval from FHLB’s Board of Directors or its Executive Committee.  These limits are further restricted by a member bank’s ability to provide eligible collateral to support its obligations to FHLB as well as a member bank’s ability to meet the FHLB’s stock requirement.  At December 31, 2016, the Bank had available borrowing capacity of $125.8 million at the FHLB of New York. At December 31, 2015, the Bank had available borrowing capacity of $60.3 million at the FHLB of New York. The Bank also maintains unsecured federal funds lines of $46.0 million with two correspondent banks.

The Consolidated Statements of Cash Flows present the changes in cash from operating, investing and financing activities.  At December 31, 2016, the balance of cash and cash equivalents was $14.9 million.

Net cash provided by operating activities totaled $2.6 million for the year ended December 31, 2016 compared to net cash provided by operating activities of $16.2 million for the year ended December 31, 2015.  The primary source of funds was net income from operations, adjusted for activity related to loans originated for sale, the provision for loan losses, depreciation expense and net amortization of premiums on securities.  Cash was used in operations primarily for originating loans held for sale. The decline in net cash provided by operating activities was due primarily to net cash used in the origination and sale of loans totaling $9.0 million in 2016 compared to $2.4 million of cash provided by the origination and sale of loans in 2015.

Net cash used in investing activities totaled $60.7 million for the year ended December 31, 2016 compared to $22.1 million for the year ended December 31, 2015.  The increase in net cash used in investing activities for 2016 as compared to 2015 resulted from the net increase in loans of $42.8 million compared to the net increase in loans of $30.6 million in 2015. Net cash used in investment securities transactions in 2016 was $17.7 million compared to $4.8 million of cash provided in 2015. Proceeds from the sale of OREO properties were $1.0 million in 2016 compared to $6.0 million in 2015.

Net cash provided by financing activities totaled $61.6 million for the year ended December 31, 2016 compared to $2.7 million for the year ended December 31, 2015.  The net cash provided by financing activities in 2016 was due primarily to the net increase in deposits.  In 2015, the net decrease in deposits was more than offset by a net increase in borrowings.

The investment securities portfolios are also a source of liquidity, providing cash flows from maturities and periodic repayments of principal.  For the year ended December 31, 2016, repayments and maturities of investment securities totaled $54.8 million compared to $54.5 million in 2015.  Another source of liquidity is the loan portfolio, which provides a flow of payments and maturities.

The Company believes that its liquidity position is adequate to service the needs of its borrowers and depositors and provide for its planned operations.

Interest Rate Sensitivity Analysis

              The largest component of the Company’s total income is net interest income and the majority of the Company’s financial instruments are composed of interest rate sensitive assets and liabilities with various terms and maturities.  The primary objective of management is to maximize net interest income while minimizing interest rate risk. The Company’s assets consist primarily of floating rate construction loans and commercial lines of credit and its liabilities consist primarily of deposits.  Interest rate risk is derived from timing differences and the magnitude of relative changes in the repricing of assets and liabilities, loan prepayments, deposit withdrawals and differences in lending and funding rates.  Management actively seeks to monitor and control the mix of interest rate sensitive assets and interest rate liabilities.

The following table sets forth certain information relating to the Bank’s financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing of such instruments at December 31, 2016.

(Dollars in thousands)					Total	One Year
	Interest Sensitivity Period				Within	to	Over	Non-interest
	30 Day	90 Day	180 Day	365 Day	One Year	Five Years	Five Years	Sensitive	Total
Assets :
Cash and due from banks	$9,781	$—	$—	$—	$9,781	$—	$—	$5,105	$14,886
Federal funds sold	—	—	—	—	—	—	—	—	—
Investment securities	9,323	24,180	6,861	33,176	73,540	90,690	47,551	18,823	230,604
Loans held for sale	14,829	—	—	—	14,829	—	—	—	14,829
Loans, net of allowance for loan losses	391,445	18,294	25,657	41,148	476,544	209,931	20,401	10,438	717,314
Other assets	—	—	—	—	—	—	—	60,580	60,580
	$425,378	$42,474	$32,518	$74,324	$574,694	$300,621	$67,952	$94,946	$1,038,213
Sources of Funds :
Demand deposits - non-interest bearing	$—	$—	$—	$—	$—	$—	$—	$170,854	$170,854
Demand deposits - interest bearing	135,613	—	—	—	135,613	144,489	30,001	—	310,103
Savings deposits	114,977	—	—	31	115,008	49,271	41,015	—	205,294
Certificates of deposits	6,975	21,146	24,537	33,398	86,056	62,209	—	—	148,265
Borrowings	63,050	—	—	10,000	73,050	—	—	—	73,050
Redeemable subordinated debentures	—	18,000	—	—	18,000	—	—	557	18,557
Non-interest-bearing sources	—	—	—	—	—	—	—	112,090	112,090
	$320,615	$39,146	$24,537	$43,429	$427,727	$255,969	$71,016	$283,501	$1,038,213

Asset (Liability) Sensitivity Gap :
Period Gap	$104,763	$3,328	$7,981	$30,895	$146,967	$44,652	$(3,064)	$(188,555)	—
Cumulative Gap	$104,763	$108,091	$116,072	$146,967	$293,934	$338,586	$335,522	—	—
Cumulative Gap to Total Assets	10.1%	10.4%	11.2%	14.2%	28.3%	32.6%	32.3%	—	—

     Under the Company’s interest rate risk policy established by the Board of Directors, quantitative guidelines have been established with respect to the Company’s interest rate risk and how interest rate shocks are projected to affect the Company’s net interest income and economic value of equity (“EVE”).  The Company engages the services of an outside consultant to assist with the measurement and analysis of interest rate risk.  The Company uses a combination of analyses to monitor its exposure to changes in interest rates. The EVE analysis is a financial model that estimates the change in EVE over a range of instantaneously shocked interest rate scenarios. EVE is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. In calculating changes in EVE, assumptions estimating loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes are employed. The net interest income simulation uses data derived from an asset and liability analysis and applies several elements, including actual interest rate indices and margins, contractual limitations and the U.S. Treasury yield curve as of the balance sheet date. The financial model uses immediate parallel yield curve shocks (in both directions) to determine possible changes in net interest income as if the theoretical rate shocks occurred.  The EVE analysis and net interest income simulation model results are presented quarterly to the Asset/Liability Committee of the Board.

Summarized below are the projected effects of a parallel shift of increases of 200 and 300 basis points, respectively, in market rates on the Company’s net interest income and EVE.

					Next 12 Months
	Economic Value of Equity (2)				Net Interest Income
Change in Interest Rates	Dollar	Dollar	Percentage	Dollar	Dollar	Percentage
Basis Point (bp) (1)
	Amount	Change	Change	Amount	Change	Change
	(Dollars in Thousands)
+300 bp	$137,643	$(962)	(0.69)%	$40,448	$2,872	7.64%
+200 bp	138,006	(599)	(0.43)%	39,327	1,751	4.66%
0 bp	138,605	—	—	37,576	—	—

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.

(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The above table indicates that at December 31, 2016, in the event of a 200 basis point increase in interest rates, the Company would be expected to experience a 0.43% decrease in EVE and a $1.8 million, or 4.66%, increase in net interest income over the next twelve months. This data does not reflect any future actions management may take in response to changes in interest rates, such as changing the mix of assets and liabilities, which could change the results of the EVE and net interest income calculations.

Certain shortcomings are inherent in any methodology used in the above interest rate risk measurements. Modeling changes in EVE and net interest income require certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the estimated EVE and net interest income presented above assumes that the composition of the Company’s interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions the Company may take in response to changes in interest rates. The estimates also assume a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Although the estimated EVE and net interest income provide an indication of the Company’s sensitivity to interest rate changes at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effects of changes in market interest rates on the Company’s EVE and net interest income and will differ from actual results.